UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 22, 2008

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are:

•	the competitive environment in our industry;

•	changes in our operating costs, including fuel, which can be volatile;

•	labor disputes and our ability to attract and retain qualified personnel;

•	the amounts of potential lease termination payments with lessors for our remaining MD-80 and Q200 leased aircraft and related sublease payments from sublessees, if applicable;

•	our significant indebtedness;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and the availability of financing;

•	our ability to meet our cost reduction goals;

•	operational disruptions;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	the concentration of our revenue from a few key markets;

•	actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities;

•	insurance costs;

•	our inability to achieve or maintain profitability;

•	fluctuations in our quarterly results;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	our reliance on automated systems and the risks associated with changes made to those systems;

•	our reliance on third-party vendors and partners;

•	changes in laws and regulations; and

•	increases in government fees and taxes.

For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2008. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc. Our disclosure of operating cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

ALASKA AIRLINES

Alaska Airlines Mainline Capacity and Unit Cost Forecast

	Forecast Q1 2008	Change Yr/Yr
Capacity (ASMs in millions)	6,000 - 6,050	5% - 6%
Cost per ASM as reported on a GAAP basis (cents)*	11.8 – 11.9	11 - 13%
Less: Fuel cost per ASM (cents)*	4.1	49%

Cost per ASM excluding fuel (cents)*	7.7 – 7.8	(0 -1 )%

*	For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the first quarter and the actual unfavorable adjustments to the value of our fuel-hedging portfolio in January. We expect that our economic fuel cost per ASM will be lower. See page 6 “Other Financial Information – Calculation of Economic Fuel Cost per Gallon” below for additional information regarding fuel costs.

Alaska Airlines Mainline Traffic and Revenue

Alaska’s January mainline traffic increased 9.9% to 1.411 billion RPMs from 1.284 billion flown a year earlier. Mainline capacity during January was 2.049 billion ASMs, 6.2% higher than the 1.930 billion in January 2007. The mainline passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 68.9%, compared to 66.5% in January 2007. The airline carried 1,255,300 passengers compared to 1,216,500 in January 2007.

In January 2008, year-over-year mainline RASM was up 0.4% compared to January 2007. Mainline passenger RASM was up 1.5% primarily because of the higher load factor, offset by lower yields.

Alaska Purchased Capacity (ASMs) and Unit Cost Forecast

Alaska and Horizon have a Capacity Purchase Agreement (CPA) whereby Alaska purchases capacity on certain routes (“capacity purchase markets”) from Horizon. In addition, Alaska has a capacity purchase agreement with a third party for service between Anchorage and Dutch Harbor, AK.

	Forecast Q1 2008	Change Yr/Yr
Capacity (ASMs in millions)*	360	14%
Cost per ASM (cents)*	20.8 – 21.0	(2% - 3%)

*	The operating data above includes capacity purchased from Horizon. Costs associated with this agreement are eliminated in consolidation.

Alaska Purchased Capacity Traffic and Revenue

In January 2008, RASM for the purchased capacity flying increased 1.7% from January 2007 to 18.34 cents per ASM.

HORIZON AIR

Horizon Total System Capacity and Unit Cost Forecast	Forecast Q1 2008	Change Yr/Yr
Capacity (ASMs in millions)	930	1%
Cost per ASM as reported on a GAAP basis (cents)*	21.0 –21.1	15%
Less: Fuel cost per ASM (cents)*	5.6	90%

Cost per ASM excluding fuel (cents)*	15.4 –15.5	0 - 1%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the first quarter and the actual unfavorable adjustments to the value of our fuel-hedging portfolio in January. We expect that our economic fuel cost per ASM will be lower. See page 6 for additional information regarding fuel costs.

Horizon’s CASM includes the expected loss on the sublease of Q200 aircraft to a third party. We expect the loss will be approximately $6 million in the first quarter of 2008 as we deliver three of the remaining five Q200s to the third party under the sublease agreement.

Horizon Traffic and Revenue

Horizon’s total January traffic increased 7.2% to 205.1 million RPMs from 191.3 million flown a year earlier. Total capacity during January was 317.1 million ASMs, 4.9 % higher than the 302.2 million in January 2007. The airline carried 586,000 passengers compared to 501,600 in January 2007.

Horizon’s January information for line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is (or was, as was the case with the Frontier CPA which ended in November 2007) insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented.

January 2008

	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	% Change	Current % Total	Actual	Point change Y-O-Y		Actual		% Change	Actual		% Change
Brand Flying	200,961	25.8	63%	62.3%	(1.6)	pts	25.75	¢	(6.6)	16.43	¢	(9.2)
Alaska CPA	116,138	37.1	37%	NM	—	—	NM		—	20.57	¢	(6.6)
Frontier CPA	—	(100.0)	—%	NM	—	—	NM		—	NM		NM

System Total	317,099	4.9	100%	64.7%	1.4	pts	27.36	¢	4.0	17.95	¢	6.2

NM = Not Meaningful

Horizon brand flying includes those routes in the Horizon system not covered by the capacity purchase arrangements. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

OTHER FINANCIAL INFORMATION

Liquidity and Capital Resources

As of January 31, 2008, Air Group cash and short-term investments totaled approximately $915 million.

Share Repurchase Program

Through February 20, 2008, the Company had repurchased 3,956,982 shares of its common stock for approximately $95.9 million.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. A reconciliation of economic fuel expense to our GAAP fuel expense is presented below. GAAP fuel expense is defined as the raw fuel cost plus the effect of mark-to-market adjustments that we include in our income statement as the value of our fuel-hedging portfolio increases and decreases. A key difference between GAAP fuel expense and economic fuel expense is the timing of gain or loss recognition.

Calculation of Economic Fuel Cost Per Gallon

January 2008 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$82.6	$2.85	$17.5	$2.92
Minus gains during the period on settled hedges	(6.4)	(0.22)	(1.3)	(0.22)

Economic fuel expense	$76.2	$2.63	$16.2	$2.70

Minus the gain, or plus the loss, recognized during the current period for contracts settling in future periods	4.8	0.17	0.6	0.10
Plus cumulative gains recognized in prior periods for contracts settled in the current period	7.9	0.27	1.0	0.17

GAAP fuel expense	$88.9	$3.07	$17.8	$2.97

Expected fuel consumption for the first quarter of 2008 is:

	Fuel gallons (000,000)*	Change Yr/Yr
Alaska	86.6	3%
Horizon*	17.9	23%

*	Horizon’s fuel consumption now includes fuel that was originally purchased by Frontier as part of the Frontier CPA agreement.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
First Quarter 2008	50%	$66.88
Second Quarter 2008	50%	$72.60
Third Quarter 2008	39%	$71.40
Fourth Quarter 2008	40%	$70.60
First Quarter 2009	11%	$77.84
Second Quarter 2009	11%	$76.73
Third Quarter 2009	6%	$68.25
Fourth Quarter 2009	5%	$67.20

Operating Fleet Plan

The following table summarizes firm aircraft commitments for Alaska (B737-800), including one operating lease arrangement in 2008, and Horizon (Q400) by year.

	2008	2009	2010	Thereafter	Total
B737-800	17	6	6	3	32
Q-400	3	12	—	—	15

Totals	20	18	6	3	47

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 20 Q400s.

Giving consideration to the current fleet transition plans for both Alaska and Horizon, the following table displays our actual and expected fleet count for the dates reflected below:

Alaska Airlines	Seats	Actual 31-Dec-06	Actual 31-Dec-07	Planned 31-Dec-08
737-200	—	2	—	—
737-400F**	—	1	1	1
737-400C**	72	—	5	5
737-400	144	39	34	32
737-700	124	22	20	20
737-800*	157	15	29	46
737-900	172	12	12	12
MD-80	140	23	14	—

Totals		114	115	116

Horizon Air	Seats	Actual 31-Dec-06	Actual 31-Dec-07	Planned 31-Dec-08
Q200	37	28	16	10
Q400	74-76	20	33	36
CRJ-700	70	21	21	20

Totals		69	70	66

*	The total includes one additional leased aircraft in 2008.

**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: February 22, 2008

/s/ Brandon S. Pedersen
Brandon S. Pedersen Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden Executive Vice President/Finance and Planning and Chief Financial Officer